American High-Income Municipal Bond Fund
333 South Hope Street
Los Angeles, CA 90071

Telephone (213) 486-9200
Fax (213) 486-9455

January 31, 2013

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2, complete answers are as follows:

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$49,382
Class B	$248
Class C	$2,969
Class F1	$3,943
Class F2	$2,223
Total	$58,765
Class R-6	$466
Total	$466

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	$0.3165
Class B	$0.2604
Class C	$0.2565
Class F1	$0.3076
Class F2	$0.3291
Class R-6	$0.3379

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	161,374
Class B	866
Class C	12,062
Class F1	12,845
Class F2	7,766
Total	194,913
Class R-6	2,190
Total	2,190

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$15.53
Class B	$15.53
Class C	$15.53
Class F1	$15.53
Class F2	$15.53
Class R-6	$15.53